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                                                                      Exhibit 11

                                    NVR, Inc.
                        Computation of Earnings Per Share
                (amounts in thousands, except per share amounts)

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

                                                        Three Months Ended March 31,
                                                     ---------------------------------
                                                          2002                 2001
                                                     --------------      -------------


1.    Net income                                     $       76,713       $     47,920
                                                     ==============       ============

2.    Average number of shares outstanding                    7,397              8,352

3.    Shares issuable upon exercise of
      dilutive options outstanding during
      period, based on average market price                   1,988              1,542
                                                     --------------       ------------

4.    Average number of shares and share
      equivalents outstanding (2 + 3)                         9,385              9,894
                                                     ==============       ============


5.    Basic earnings per share                       $        10.37       $       5.74
                                                     ==============       ============
6.    Diluted earnings per share                     $         8.17       $       4.84
                                                     ==============       ============
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